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                              UNITED STATES
                    SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549

                                SCHEDULE 13G

                                 (RULE 13D-102)
             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED
                              PURSUANT TO 13d-2(b)

                            ADVANCED MAGNETICS, INC.
-------------------------------------------------------------------------------
                                (Name of Issuer)

                                 COMMON STOCK
-------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                00753P 10 3
                     ----------------------------------
                              (CUSIP Number)


--------------------------------------------------------------------------------
               (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

     / / Rule 13d-1(b)

     / / Rule 13d-1(c)

     /X/ Rule 13d-1(d)

   (1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

   The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, SEE the NOTES).

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CUSIP No. CUSIP NO. 00753P 10 3          13G      Page 2 of 6 Pages
          ---------

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 (1) Names of Reporting Persons.
     I.R.S. Identification Nos. of above persons (entities only).

     Jerome Goldstein
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member   (a)  / /
     of a Group (See Instructions)           (b)  / /
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 (3) SEC Use Only

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 (4) Citizenship or Place of Organization

     No Change
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 Number of Shares             (5) Sole Voting Power
 Beneficially                       638,647
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting Power
 Person With:                       51,900
                             --------------------------------------------------
                              (7) Sole Dispositive Power
                                    638,647
                             --------------------------------------------------
                              (8) Shared Dispositive Power
                                    51,900
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 (9) Aggregate Amount Beneficially Owned by Each Reporting Person
                690,547
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(10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares*  /X/
                See Item 4(a)
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(11) Percent of Class Represented by Amount in Row (9)
                10.2%
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(12) Type of Reporting Person*
           No Change
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                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

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ITEM 1.

    (a)   Name of Issuer
          Advanced Magnetics, Inc.
          ---------------------------------------------------------------------
    (b)   Address of Issuer's Principal Executive Offices
          61 Mooney Street
          Cambridge, MA  02138
          ---------------------------------------------------------------------


ITEM 2.

    (a)   Name of Person Filing

          Jerome Goldstein
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    (b)   Address of Principal Business Office or, if none, Residence

          c/o Advanced Magnetics, Inc.
          61 Mooney Street
          Cambridge, MA  02138
          ---------------------------------------------------------------------
    (c)   Citizenship

          United States
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    (d)   Title of Class of Securities

          Common Stock, $.01 Par Value Per Share
          ---------------------------------------------------------------------
    (e)   CUSIP Number

          00753P 10 3
          ---------------------------------------------------------------------

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SECTIONS 240.13d-1(b) OR 240.13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

    (a) / / Broker or dealer registered under section 15 of the Exchange Act.

    (b) / / Bank as defined in section 3(a)(6) of the Exchange Act (15 U.S.C. 78c).

    (c) / / Insurance company as defined in Section 3(a)(19) of the Exchange Act.

    (d) / / Investment company registered under section 8 of the Investment Company Act.

    (e) / / An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

    (f) / / An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

    (g) / / A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

    (h) / / A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

                                  Page 3 of 6 pages

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    (i) / / A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

    (j) / / Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

     If this statement is filed pursuant to Rule 13d-1(c), check this box. / /

ITEM 4.  OWNERSHIP

    (a) Amount Beneficially Owned:

                     690,547. This amount does not include 617,537 shares owned by spouse, as to which shares beneficial ownership is disclaimed. This amount includes 20,625 shares issuable to Mr. Goldstein pursuant to options exercisable or exercisable within 60 days of December 31, 1998.
    ---------------------------------------------------------------------------

    (b) Percent of Class:

                     10.2 % (based on 6,772,652 shares of Common
                     Stock reported by the Company's transfer
                     agent as outstanding at the close of
                     business on December 31, 1999 as adjusted
                     pursuant to Rule 13d-3).
    ---------------------------------------------------------------------------

    (c) Number of shares as to which the person has:

          (i) Sole power to vote or to direct the vote 638,647.

              -----------------------------------------------------------------
         (ii) Shared power to vote or to direct the vote 51,900.

              -----------------------------------------------------------------
        (iii) Sole power to dispose or to direct the disposition of 638,647.

              -----------------------------------------------------------------
         (iv) Shared power to dispose or to direct the disposition of 51,900.

              -----------------------------------------------------------------


ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS
                   Inapplicable.

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON
                   Inapplicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY
                   Inapplicable.

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:
                   Inapplicable.


                               Page 4 of 6 pages

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ITEM 9.  NOTICE OF DISSOLUTION OF GROUP
                  Inapplicable.

ITEM 10. CERTIFICATION
                  Inapplicable.










                               Page 5 of 6 pages


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                                  SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                         FEBRUARY 10, 2000
                                                         --------------------
                                                               Date



                                                         /S/  JEROME GOLDSTEIN,
                                                         ---------------------
                                                                  Signature


                                                         JEROME GOLDSTEIN/CEO
                                                         ---------------------
                                                                  Name/Title